Exhibit 99.1

Pike Electric Provides Preliminary Estimated Results for Third Quarter of Fiscal 2006

          MOUNT AIRY, N.C., April 11 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced  preliminary estimated financial results for the three months ended March 31, 2006.

          Preliminary Estimated Third Quarter Results
          For the third quarter ending March 31, 2006, the Company expects revenues in the range of $154.0 - $157.0 million with approximately 5.0% derived from storm restoration services.  Compared to the same period in the prior year, total revenues are expected to be flat to a 1.7% increase.  Additionally, the Company’s total headcount increased 9.4% from approximately 6,400 to 7,000 at the end of the respective periods.  The increase in revenues is expected to be at a rate less than the headcount increase because of reduced storm revenues in the current quarter compared to the prior year, reduced crew efficiencies, and an increase in non-productive time in the quarter due primarily to weather.

          The Company expects diluted earnings per share in the break-even range for the third quarter ending March 31, 2006.  The difference in the Company’s lower than expected results are primarily due to a reduction in Operating Margins resulting from greater than expected increases in:
          - Labor pricing
          - Insurance costs
          - Fuel costs
          - New crew inefficiency

          This pressure on operating margins is expected to continue for at least the remainder of fiscal 2006.  Partially offsetting these cost increases will be lower interest expense related to $45 million of debt reduction during the third quarter due to collection of receivables associated with storm activity during the second quarter.

          Financial results for the third quarter of 2006 have not yet been finalized.  Therefore, information regarding this period is subject to change, and actual results for the quarter may differ from these preliminary estimated results.  Pike Electric will report third quarter results prior to holding a conference call to discuss its third quarter, which has been scheduled for May 9th, 2006.

          About Pike Electric
          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is traded on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the company’s website at www.pike.com.

          Safe Harbor
          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements include those contained in the “Outlook” section of this release.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to us and these arrangements are generally terminable on short notice; it may not be able to realize the anticipated benefits of its acquisition in 2004 of Red Simpson; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; and demand for services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

SOURCE  Pike Electric Corporation
    -0-                             04/11/2006
    /CONTACT:  Mark Castaneda, CFO of Pike Electric Corporation,
+1-336-719-4379/
    /Web site:  http://www.pike.com/
    (PEC)